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                                                                    EXHIBIT 15.1

                  ACKNOWLEDGEMENT LETTER OF ARTHUR ANDERSEN LLP
                         INDEPENDENT PUBLIC ACCOUNTANTS

May 3, 2001

Flextronics International Ltd.:

We are aware that Flextronics International Ltd. has incorporated by reference in this registration statement its Form 10-Q for the quarter ended December 31, 2000, which includes our report dated January 16, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP